Form N-SAR
Sub-Item 77Q1(g)
Documents Relevant to Merger or Consolidation Agreement and Relevant to Sub-Item 77M
US Value Fund
International Equity Fund
333-106142, 811-21371

Form of Agreement and Plan of Reorganization dated September 26, 2003 for Janus Adviser with respect to U.S. Value Fund and International Equity Fund is incorporated herein by reference to Form N-1A, filed on September 26, 2003, accession number 0001035704-03-000699 (File No. 333-106142).